Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
National HealthCare Corporation
Murfreesboro, Tennessee
We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Amendment No. 2 to the Registration Statement on Form S-4 of our reports dated March 16, 2007, relating to the consolidated financial statements, the effectiveness of National HealthCare Corporation’s internal control over financial reporting, and schedule of National HealthCare Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP

Nashville, Tennessee
July 9, 2007